Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement between Magellan Health Services, Inc. (“Employer”) and                      (“Employee”) entered into on this         day of                  , 2006.

WHEREAS, Employer and Employee desire to amend the terms of the Employment Agreement currently in effect between Employer and Employee (the “Employment Agreement”).

NOW THEREFORE, Employer or Employee agree that the Employment Agreement is hereby amended as follows:

I.  New Change in Control Provisions — Add the following new paragraphs:

1.                                       Termination Without Cause by the Company or With Good Reason By Executive In connection With, Or Within Two Years After, A Change In Control:  If Employer terminates this Agreement and Employee’s employment without cause, or if Employee terminates this Agreement and Employee’s employment with Good Reason, in connection with a Change in Control (as defined below) (whether before or at the time of such Change in control) or within two years after a change in Control, Employee shall receive the following, in lieu of the amounts and benefits described in Section 6:

(i)                                     Base Salary through the date of termination;

(ii)                                  pro-rata Target Bonus for the year in which termination occurs, payable in a single installment immediately after termination;

(iii)                               2 times the sum of (a) Base Salary plus (b) Target bonus, payable in a single cash installment immediately after termination;

(iv)                              if employee elects COBRA coverage for health, dental and vision benefits, Employer shall pay Employer’s contributions for health insurance and Employee shall pay Employee’s contributions rate for health, dental and vision insurance for up to eighteen (18) months after termination.

(v)                                 any other amounts earned, accrued or owing to Executive but not yet paid;

(vi)                              other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the company or any affiliate; and

(vii)                           all stock options granted to Employee from January 4, 2004 and prior to March 10, 2005 shall vest and become immediately exercisable.

2.                         Definitions:

A.  Change in Control:

A “Change in Control” of the Company shall mean the first to occur after the date hereof of any of the following events:

(i)                                     any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 51% or more of the Voting Stock (as defined below) of the Company;

(ii)                                  the majority of the Board of Directors of the Company consists of individuals other than “Continuing Directors,” which shall mean the members of the Board on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was supported by a vote of the directors who then comprised the Continuing Directors, shall be considered to be a Continuing Director;

(iii)                               the Board of Directors of the Company adopts and, if required by law or the certificate of incorporation of the Corporation, the shareholders approve the dissolution of the Company or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of the Company’s assets;

(iv)                              all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation, share exchange, reorganization or other transaction unless the shareholders of the Company immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they previously owned the Voting Stock or other ownership interests of the Company,  51% of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

(v)                                 the Company merges or combines with another company and, immediately after the merger or combination, the shareholders of the Company immediately prior to the merger or combination own, directly or indirectly, 50% or less of the Voting Stock of the successor company, provided that in making such determination there shall be excluded from the number of shares of Voting Stock held by such shareholders, but not from the Voting

                                                Stock of the successor company, any shares owned by Affiliates of such other company who were not also Affiliates of the Company prior to such merger or combination.

B. “Cause” in connection with a Change in Control shall mean:

(i)                                     Employee is convicted of (or pleads guilty or nolo contendere to) a felony or a crime involving moral turpitude;

(ii)                                  Employee’s commission of an act of fraud or dishonesty involving his or her duties on behalf of the Company;

(iii)                               Employee’s willful failure or refusal to faithfully and diligently perform duties lawfully assigned to Employee as an officer or employee of the Company or other willful breach of any material term of any employment agreement at the time in effect between the Company and Employee; or

(iv)                              Employee’s willful failure or refusal to abide by the Company's policies, rules, procedures or directives, including any material violation of the Company’s Code of Ethics.

C.  “Good Reason” shall mean:

(i)                                     a reduction in Employee’s salary in effect at the time of a Change in Control, unless such reduction is comparable in degree to the reduction that takes place for all other employees of the Company of comparable rank, or a reduction in Employee’s target bonus opportunity for the year in which or any year after the year in which the Change of Control occurs from Employee’s target bonus opportunity for the year in which the Change in Control occurs (if any) as established under any employment agreement Employee has with the Company or any bonus plan of the Company applicable to Employee (or, if no such target bonus opportunity has yet been established for Employee under a bonus plan applicable to Employee for the year in which the Change of Control has occurred, the  target bonus opportunity so established for Employee for the immediately preceding year, if any);

(iii)                               a material diminution in Employee’s position, duties or responsibilities as in effect at the time of a Change in Control, or the assignment to Employee of duties which are materially inconsistent with such position, duties and authority, unless in either case such change is made with the consent of the Employee; or

(iv)                              the relocation by more than 50 miles of the offices of the Company which constitute at the time of the Change in Control Employee’s principal location for the performance of his or her services to the Company;

                                    provided that, in each such case, such event or condition continues uncured for a period of more than 15 days after Employee gives notice thereof to the Company.

D.                      “Company” shall include any entity that succeeds to all or substantially all of the business of the Company,

E.                          “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified,

F.                          “Voting Stock” shall mean any capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation and reference to a percentage of Voting Stock shall refer to such percentage of the votes that all such Voting Stock is entitled to cast.

3                  Tax Gross-Up.  The following provisions shall apply with respect to any excise tax imposed under Section 4999 of the Internal Revenue Code as amended (the “Code”), (the “Excise Tax):

a.                           If any of the payments or benefits received or to be received by Employee in connection with a Change in Control or Employee’s termination of employee (whether pursuant to the terms of this Agreement or any other plan, arrangement of agreement with the Company, any person whose actions result in a Change on Control of the Company or any person affiliated with the Company or such person (the “Total Payments”)) will be subject to the Excise Tax, the Company shall pay to Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee after payment of (a) the Excise Tax, if any, on the Total Payments and (b) any Excise Tax and income tax due in respect of the Gross-Up Payment, shall equal the Total Payments.  Such payment shall be made in a single lump sum within 10 days following the date of a determination that only such payment is required.

b.                          For purposes of determining whether any of the Total payments will be subject to Excise Tax and the amount of such Excise Tax, (i) any Total Payments shall be treated as “parachute payments” (within the meaning of Section280G(b) (2) of the Code) unless, in the opinion of tax counsel selected by the Company and reasonably acceptable to Employee, such payments or benefits (in whole or in part) should not constitute parachute payments, including by reason of Section 280G (b) (4) (A) of the Code, and all “excess parachute payments” (within the meeting of Section 280G(b) (1) of the Code) shall be treated as subject to the Excise Tax unless, in the opinion of such tax counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered

                                    (within the meaning of Section 280G(b) (4) (B) of the Code), or are otherwise not subject to the Excise Tax, and (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d) (3) of the Code. For purposes of determining the amount of the Gross-Up payment, Employee shall be deemed to pay federal income and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and employment taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date of termination of employment (or such other time as hereinafter described), net of the maximum reduction in federal income or employment taxes which could be obtained from deduction of such state and local taxes.

            In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee’s employment (or such other time as is hereinafter described), Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the applicable federal rate, as defined in Section 1274(b) (2) (B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee’s employment (or such other time as is hereinafter described) (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest at the applicable federal rate, penalties or additions payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined.  Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total payments.

II.  Other Changes

1.                                                   Amendment to Section 6(c)

Section 6 (c) in the Employment Agreement is hereby amended to change the reference in the fifth line from “35 miles” to “50 miles”.

2.                                                   Amendment to Section 7(b)(i):

Section 7(b)(i) is hereby amended to delete it and insert the following in place thereof:

(i)        Employee covenants and agrees that during any period in which Base Salary is continued after termination of this Agreement (or in respect of which Base Salary is paid in a lump sum) or for one year after Employee’s voluntary termination of employment without Good Reason or termination of Employee’s employment for cause, he or she will not, on his or her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in the business of providing or selling services in the United States that are services offered by Employer at the time of the termination of this Agreement, unless waived in writing by Employer in its sole discretion.  Employee recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its controller subsidiaries and affiliates.

IN WITNESS WHEREOF, Employer and Employee have executed this Amendment to Employment Agreement as of the date first above written.

Magellan Health Services, Inc.

By
Duly Authorized

Employee